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                                    HEARX LTD
                                Your prescription
                               for better hearing

FOR IMMEDIATE RELEASE

                                                                COMPANY CONTACT:

                                                             Paul A. Brown, M.D.
                                                           Chairman of the Board
                                                                      HEARx Ltd.
                                                         1250 Northpoint Parkway
                                                       West Palm Beach, FL 33407
                                                         (561) 478-8770 Ext. 123


HEARX COMPLETES $10 MILLION EQUITY OFFERING
TO FUND ANTICIPATED EXPANSION


WEST PALM BEACH, Fla., March 18, 1997 - Paul A. Brown, M.D., Chairman of HEARx Ltd. (AMEX:EAR), announced today that HEARx has completed a private placement of 1997 Convertible Preferred Stock in the aggregate amount of $10 million. As a result of this financing, HEARx now has more than $20 million available for the anticipated expansion of its center network. Dr. Brown stated that the decision to raise additional capital at this time was to strengthen the balance sheet in light of a number of discussions currently being held with several health care providers interested in having HEARx expand its network of centers into new geographic areas.

Dr. Brown stated that the investors in this private placement were some of the same institutions that participated in last year's $30 million offering. Dr. Brown pointed out that under the terms of this investment there can be no conversions of the Preferred Stock for the next ninety (90) days unless the stock trades above $5.00. For the next sixty (60) days, so long as the common stock is trading below $5.00 per share, the Preferred Stock may be converted only at the market price. Every ninety (90) days thereafter investors will be allowed to convert up to fifty percent (50%) of the preferred stock into common stock at a fifteen percent (15%) discount from market. In no event, however, will the conversion price exceed $5.00 per share. The company will pay a 6% premium on conversion. This transaction was arranged by The Zanett Securities Corporation.

HEARx, with the largest network of audio-vestibular rehabilitative centers in the $2 billion field of hearing services, operates over 72 company-owned centers in Connecticut, Florida, New Jersey, New York, Pennsylvania, Oregon and Virginia. The company provides hearing care primarily to patients whose health insurance and managed care organization have contracted with HEARx.

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             1250 Northpoint Parkway, West Palm Beach, Florida 33407
                        (407) 478-8770 Fax (407) 478-9603